Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS FIRST QUARTER REVENUE OF $482M AND EPS OF $0.60;
UPDATES FULL YEAR FINANCIAL TARGETS

Princeton, New Jersey, April 28, 2010 — Covance Inc.  (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2010 of $0.60 per diluted share versus $0.63 per diluted share in the first quarter of 2009.

“On a consolidated basis, first quarter net revenues grew 9.2%, operating margin was 11.0%, and diluted EPS of $0.60 met our first quarter expectation,” said Joe Herring, Chairman and Chief Executive Officer.  “Early Development revenues grew 6.5% year-on-year and increased for the second consecutive quarter; operating margin was 11.2%.  Toxicology revenues were essentially flat from the fourth quarter, while sequential improvement in clinical pharmacology was partially offset by softness in some of our chemistry services.  In Late-Stage Development, revenue grew 11.3% over the first quarter of 2009 and operating margin exceeded our expectation at 23.9%.  Strong performance in clinical development services helped to offset a sequential decline in central laboratory revenue resulting largely from the slower start-up of some new trials.  While we expect sequential increases in central laboratory revenue as the year progresses, we expect clinical development to have a slower conversion of backlog to revenue in the second quarter and for the balance of the year primarily due to delays in the commencement of three large Phase III clinical studies.

“On the commercial front, adjusted net orders in the first quarter were $490 million, representing an adjusted book-to-bill of 1.02 to 1.  Our Early Development segment achieved an adjusted book-to-bill greater than 1.0 to 1 for the third consecutive quarter.  Late-Stage Development net book-to-bill in the quarter was below 1.0 to 1, due to delayed decision making by clients.  However, the trailing twelve month adjusted book-to-bill for the Late-Stage segment was approximately 1.25 to 1, and outstanding proposals are at record levels.  With regard to building new strategic relationships, we continue to advance discussions with several large clients.

“In the second quarter, we began closure of two smaller underperforming sites — our Phase I clinic in Austin, Texas and our research products facility in Kalamazoo, Michigan — consolidating the volume into more efficient locations.  These closures, combined with smaller cost rationalizations in other parts of our company, will reduce our employee-base by approximately 200 people and result in a cost of approximately $0.09 per share in the second quarter.  We expect these actions to generate savings ramping to at least $0.12 per share on an annualized basis by year-end.

“As a result of these cost actions (and related savings), coupled with the headwinds created by a stronger US dollar, and delays in the commencement of Late-Stage studies, we are adjusting our 2010 revenue growth rate expectation to the 5%-8% range and our earnings per share target to $2.40 to $2.65.  This range includes the impact of the second quarter cost actions, but it does not include benefits from any potential strategic transactions.  In the second quarter of 2010, we expect earnings per share to be approximately $0.50, inclusive of site closure and severance costs outlined earlier.”

Consolidated Results

($ in millions except EPS)	1Q10	1Q09	Change
Total Revenues	$505.0	$468.4
Less: Reimbursable Out-of-Pockets	$23.1	$27.2
Net Revenues	$481.9	$441.2	9.2%
Operating Income	$52.9	$55.9	(5.5)%
Operating Margin %	11.0%	12.7%
Net Income	$39.1	$40.3	(2.9)%
Diluted EPS	$0.60	$0.63	(4.3)%

Operating Segment Results

Early Development

($ in millions)	1Q10	1Q09	Change
Net Revenues	$205.0	$192.5	6.5%
Operating Income	$22.9	$27.2	(15.7)%
Margin %	11.2%	14.1%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the first quarter of 2010 grew 6.5% to $205.0 million compared to $192.5 million in the first quarter of 2009 and $203.1 million in the fourth quarter of 2009.  The year-on-year revenue growth was led by clinical pharmacology and research products, offset to some degree by lower levels of revenue in toxicology and chemistry.  In the quarter, foreign exchange positively impacted year-on-year revenue growth by 200 basis points.  The commercial outlook for our Early Development services continues to see gradual improvement, and we now expect segment revenue to increase sequentially through the balance of the year.

Operating income for the first quarter of 2010 declined 15.7% year-over-year to $22.9 million, compared to $27.2 million in the first quarter of last year.  Operating margins for the first quarter of 2010 were 11.2% compared to 14.1% in the first quarter of 2009 and 11.3% last quarter.  Early Development operating margins, excluding facility rationalization costs in the second quarter, are expected to expand sequentially throughout the year.

Late-Stage Development

($ in millions)	1Q10	1Q09	Change
Net Revenues	$276.9	$248.7	11.3%
Operating Income	$66.2	$56.3	17.6%
Margin %	23.9%	22.6%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the first quarter of 2010 grew 11.3% to $276.9 million compared to $248.7 million in the first quarter of 2009.  Foreign exchange positively impacted revenue growth in the quarter by approximately 380 basis points.  Sequentially, revenues declined $5.0 million due to lower than expected central laboratory revenues from the slower commencement of new trials and the negative impact of the strengthening dollar.  In the second quarter, an anticipated sequential increase in central laboratory revenues is not expected to offset lower clinical development revenue resulting from three large study delays.  As a result, we now anticipate 2010 Late-Stage Development revenue growth to be in the mid-single-digit range.

Operating income for the first quarter of 2010 increased 17.6% to $66.2 million compared to $56.3 million in the first quarter of the prior year.  Stronger than expected profitability in central laboratory services and clinical development led to operating margins of 23.9% for the first quarter of 2010 compared to 22.6% in the first quarter of last year and 22.6% last quarter.  Operating margin is expected to be approximately 300 basis points lower than the first quarter level in the next two quarters as headcount in clinical development will be underutilized due primarily to the delay of three large trials.

Corporate Information

The Company’s backlog at March 31, 2010 grew 8.4% year-over-year to $4.79 billion compared to $4.42 billion at March 31, 2009 and $4.87 billion at year-end.  Foreign exchange negatively impacted sequential backlog growth by approximately $37 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $490 million in the first quarter of 2010.

Corporate expenses totaled $36.3 million in the first quarter of 2010 compared to $32.0 million last quarter and $27.5 million in the first quarter of last year.  In 2010, corporate expenses are expected to be approximately 7% of revenue.

Cash and cash equivalents at March 31, 2010 were $268 million compared to $289 million at December 31, 2009 and $190 million at March 31, 2009.  The Company remains debt free.

Free cash flow (defined as operating cash flow less capital expenditures) for the first quarter of 2010 was negative $10 million, consisting of operating cash flow of $20 million (which includes the payment of annual bonuses) less capital expenditures of $30 million.  In 2010, we expect free cash flow to be approximately $120 million, net of capital expenditures of approximately $170 million.  The free cash flow target for 2010 assumes net Days Sales Outstanding (DSO) at 40 days.

Net DSO were 42 days at March 31, 2010 compared to 40 days at December 31, 2009 and 39 days at March 31, 2009.

We continue to experience a lower effective tax rate primarily from a shift in the geographic mix of earnings.  The effective tax rate was 25.2% in the first quarter.  Our 2010 EPS target assumes an effective tax rate of approximately 25% to 26%.

The Company’s investor conference call will be webcast on April 29 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.8 billion, global operations in more than 20 countries, and more than 10,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, fluctuations in currency exchange rates,  and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2010	2009

Net revenues	$481,924	$441,236
Reimbursable out-of-pocket expenses	23,095	27,221
Total revenues	505,019	468,457

Costs and expenses:
Cost of revenue	332,516	301,725
Reimbursable out-of-pocket expenses	23,095	27,221
Selling, general and administrative	71,800	63,954
Depreciation and amortization	24,744	19,614
Total costs and expenses	452,155	412,514

Income from operations	52,864	55,943

Other expense (income), net:
Interest income, net	(65)	(83)
Foreign exchange transaction loss (gain), net	1,153	(446)
Other expense (income), net	1,088	(529)

Income before taxes and equity investee earnings	51,776	56,472

Taxes on income	13,054	16,349

Equity investee earnings	419	172

Net income	$39,141	$40,295

Basic earnings per share	$0.62	$0.63

Weighted average shares outstanding - basic	63,443,698	63,586,418

Diluted earnings per share	$0.60	$0.63

Weighted average shares outstanding - diluted	64,933,313	63,941,413

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2010 and DECEMBER 31, 2009

(Dollars in thousands)

	March 31	December 31
	2010	2009
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$268,410	$289,469
Accounts receivable, net	265,826	285,119
Unbilled services	115,414	97,279
Inventory	77,822	80,926
Deferred income taxes	32,852	31,512
Prepaid expenses and other current assets	100,520	93,367
Total Current Assets	860,844	877,672

Property and equipment, net	917,263	921,995
Goodwill, net	127,653	127,653
Other assets	48,527	47,624
Total Assets	$1,954,287	$1,974,944

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,425	$36,834
Accrued payroll and benefits	81,766	111,365
Accrued expenses and other current liabilities	72,774	73,383
Unearned revenue	159,661	166,890
Income taxes payable	20,341	14,272
Total Current Liabilities	360,967	402,744

Deferred income taxes	97,259	98,945
Other liabilities	60,851	62,251
Total Liabilities	519,077	563,940

Stockholders’ Equity:
Common stock	770	764
Paid-in capital	600,846	587,995
Retained earnings	1,344,592	1,305,451
Accumulated other comprehensive loss	(28,076)	(5,281)
Treasury stock	(482,922)	(477,925)
Total Stockholders’ Equity	1,435,210	1,411,004

Total Liabilities and Stockholders’ Equity	$1,954,287	$1,974,944

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2010	2009
Cash flows from operating activities:
Net income	$39,141	$40,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,744	19,614
Non-cash compensation expense associated with employee benefit and stock compensation plans	7,501	5,879
Deferred income tax provision	(3,233)	(1,840)
Loss on sale of property and equipment	104	166
Equity investee earnings	(419)	(172)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	19,293	(29,151)
Unbilled services	(18,135)	9,808
Inventory	3,104	(6,401)
Accounts payable	(10,409)	944
Accrued liabilities	(30,208)	(36,361)
Unearned revenue	(7,229)	8,214
Income taxes payable	6,393	9,535
Other assets and liabilities, net	(10,247)	(11,301)
Net cash provided by operating activities	20,400	9,229

Cash flows from investing activities:
Capital expenditures	(30,394)	(40,302)
Acquisition of business, net of cash acquired	—	(18,620)
Other, net	48	12
Net cash used in investing activities	(30,346)	(58,910)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	5,032	3,028
Purchase of treasury stock	(4,997)	(2,103)
Net borrowings under revolving credit facility	—	30,000
Payment of debt assumed upon acquisition of business	—	(5,431)
Net cash provided by financing activities	35	25,494

Effect of exchange rate changes on cash	(11,148)	(6,965)

Net change in cash and cash equivalents	(21,059)	(31,152)

Cash and cash equivalents, beginning of period	289,469	221,334

Cash and cash equivalents, end of period	$268,410	$190,182